Exhibit 99.A

News For Immediate Release
El Paso Corporation Reports Strong First Quarter 2011 Results; Advancing 2011 Goals
HOUSTON, TEXAS, May 5, 2011—El Paso Corporation (NYSE:EP) is today reporting first quarter 2011 financial and operational results for the company. Key highlights include:
-	$0.30 adjusted diluted earnings per share (EPS) for first quarter 2011

-	First quarter E&P production volumes of 821 million cubic feet equivalent per day (MMcfe/d), including Four Star Oil & Gas Company (Four Star) unconsolidated affiliate volumes, up 5 percent from first quarter 2010, including an 18 percent increase in oil and condensate production

-	Florida Gas Transmission (FGT) Phase VIII pipeline expansion on budget and placed in-service April 1

-	Positive initial results from Wolfcamp Shale program

-	Successful MLP drop-down with proceeds being used to reduce outstanding debt
“We are off to an excellent start, financially and operationally,” said Doug Foshee, chairman, president, and chief executive officer of El Paso Corporation. “Our initial drilling results in the Wolfcamp Shale are encouraging, and we are excited about the potential for our 138,000 net acre position. This program, along with results in the Eagle Ford Shale and Altamont provide us with many years of profitable oil inventory. In our Pipeline Group, we continue to work towards the completion of what was an $8 billion pipeline backlog in 2008. On April 1, the FGT Phase VIII expansion was placed in service on time and on budget, and we have four more major projects coming on-line this year. And we continue to execute our MLP strategy, with a major drop-down completed in March, the proceeds of which are being used to pay down debt and accelerate our balance sheet improvement. This, along with other future drop-downs to El Paso Pipeline Partners, L.P. are expected to result in continued distribution growth for limited partner unit holders and rapid growth in El Paso Corporation’s general partner distributions. We look forward to continued progress across all of our businesses during the remainder of the year.”

Items Impacting Quarterly Results

First Quarter 2011	Before	After	Diluted
($ millions, except per share amounts)	Tax	Tax	EPS

Net income attributable to El Paso Corp. (EPC) common stockholders		$62	$0.08
Adjustments[1]
Impact of E&P financial derivatives[2]	$190	$122	$0.16
Loss on debt extinguishment	41	26	0.04
Impact of estimated annual effective tax rate[3]	—	17	0.02

Adjusted EPS[4]			$0.30

[1]	All individual adjustments assume a 36 percent statutory tax rate, and assume 768 million diluted shares

[2]	Includes $109 million of mark-to-market losses on financial derivatives, adjusted for $81 million of cash settlement proceeds

[3]	Reflects the impact on quarterly earnings using the company’s current estimate of its overall annual effective tax rate including the effects of adjustments

[4]	Reflects fully diluted shares of 768 million
Financial Results — First Quarter 2011
For the first quarter 2011, El Paso reported net income attributable to EPC common stockholders of $62 million, or $0.08 per diluted share, compared with net income of $379 million, or $0.51 per diluted share, for the first quarter 2010. Earnings for first quarter 2011 and 2010, after adjusting for impacts of E&P financial derivatives and other items, were $0.30 and $0.33 per diluted share, respectively.
El Paso’s effective tax rate for reported earnings for the quarter ended March 31, 2011 was 12 percent, which was favorably impacted by the resolution of several tax matters and earned state tax credits. Absent these items, the effective rate for the quarter would have been 22 percent. The company’s effective tax rate is expected to remain well below the statutory rate due to the growth of earnings attributable to noncontrolling interests as a result of its drop-down activities with El Paso Pipeline Partners, L.P.
Business Unit Financial Results
Segment EBIT

	Quarters Ended
	March 31,
($ in millions)	2011	2010

Pipeline Group	$499	$452
Exploration and Production	(31)	390
Marketing	(14)	17
Other	(59)	(11)

	$395	$848

Note: On January 1, 2011, El Paso began using the non-GAAP financial measure, Segment EBIT, and the 2010 amounts have been conformed to reflect this current performance measure. Refer to the Disclosure of Non-GAAP Financial Measures later in this release for a definition of Segment EBIT.
Pipeline Group
The Pipeline Group’s Segment EBIT for the quarter ended March 31, 2011 was $499 million, compared with $452 million for the same period in 2010. First quarter 2011 results benefited from higher reservation revenues due to several expansion projects that went into service during 2010. First quarter 2011 results were also favorably impacted by allowance for equity funds used during construction on expansion projects that are not yet in service, principally the Ruby pipeline. Offsetting the effects of these favorable items was lower reservation revenue on the El Paso Natural Gas system due to competitive pressures and the effects of a weak economy in California and the southwest portion of the country.

	Quarters Ended
Pipeline Group Results	March 31,
($ in millions)	2011	2010

Operating income	$375	$381
Other income, net	124	71

Segment EBIT	$499	$452
DD&A	$114	$106
Total throughput (BBtu/d)[1]	18,062	18,063

[1]	Includes proportionate share of jointly-owned pipelines and excludes volumes relating to Mexican pipeline assets which were sold in 2010.
Exploration and Production
The Exploration and Production segment reported a $31 million loss in Segment EBIT for the quarter ended March 31, 2011, compared with $390 million of Segment EBIT for the same period in 2010. The principal reason for the decline was a $362 million quarter-to-quarter change in the mark-to-market impacts of financial derivatives. Also contributing to the decline were lower natural gas prices and a higher per-unit DD&A rate. Partially offsetting these factors were higher production volumes and higher oil and condensate prices.
First quarter 2011 production volumes averaged 821 MMcfe/d, including 63 MMcfe/d of Four Star unconsolidated affiliate volumes. First quarter 2010 production volumes averaged 781 MMcfe/d, including 64 MMcfe/d of Four Star unconsolidated affiliate volumes. While total volumes rose 5 percent, oil and condensate volumes were 18 percent higher as a result of an increased focus on oil programs. Total per-unit cash operating costs decreased to an average of $1.85 per Mcfe in the first quarter 2011, down from $1.88 per Mcfe for the same period in 2010, primarily due to higher production volumes.

Exploration and Production Results	Quarters Ended
	March 31,
($ in millions, except price and unit cost amounts)	2011	2010

Physical sales—natural gas, oil, condensate, and NGL revenue	$358	$381
Realized and unrealized (losses) gains on financial derivatives	(109)	253
Other revenues	1	13

Total operating revenues	$250	$647
Operating expenses[1]	(280)	(259)
Other (expenses) income	(1)	2

Segment EBIT	$(31)	$390
DD&A	$134	$107
Consolidated volumes:
Natural gas sales volumes (MMcf/d)	659	624
Oil and condensate sales volumes (MBbls/d)	13	11
NGL sales volumes (MBbls/d)	3	5

Total consolidated equivalent sales volumes (MMcfe/d)	758	717
Four Star total equivalent sales volumes (MMcfe/d)[2]	63	64

Total combined	821	781

Weighted average realized price on physical sales
Natural gas ($/Mcf)	$4.06	$5.13
Oil and condensate ($/Bbl)	$86.27	$75.00
NGL ($/Bbl)	$50.37	$44.67

Weighted average realized price, including financial derivatives
Natural gas ($/Mcf)	$5.44	$6.04
Oil and condensate ($/Bbl)	$85.69	$73.26

Transportation costs
Natural gas ($/Mcf)	$0.31	$0.29
Oil and condensate ($/Bbl)	$0.06	$0.05
NGL ($/Bbl)	$5.01	$2.79
Per-unit costs ($/Mcfe)
DD&A	$1.96	$1.67
Cash operating costs[3]	$1.85	$1.88

[1]	2010 includes $2 million of non-cash ceiling test charges

[2]	Four Star is an equity investment; volumes disclosed represent the company’s proportionate share

[3]	Includes direct lifting costs, production taxes, G&A expenses, and taxes other than production and income
Hedge Positions

The company actively manages its exposure to commodity prices using various hedging strategies. During the quarter, the company entered into additional natural gas hedges for the remainder of 2011. After adding these positions, approximately 80 percent of the company’s remaining 2011 domestic natural gas production is hedged at an average floor price of $5.78 per MMBtu. Approximately 85 percent of the company’s remaining 2011 oil production is hedged with a floor of $85.99 and a ceiling of $91.88. Further information on the company’s hedging activities will be available in El Paso’s Financial and Operational Reporting Package for First Quarter 2011, which can be found in the Investors section of El Paso’s website.
Marketing
Marketing reported a Segment EBIT loss of $14 million for the quarter ended March 31, 2011, compared with $17 million of Segment EBIT for the same period in 2010. First quarter 2011 includes a $15 million loss related to settlements on an affiliated fuel supply agreement. First quarter 2010 includes an $18 million mark-to-market gain on the remaining Pennsylvania-New Jersey-Maryland power contracts.
Other Operations
During the first quarter of 2011, Segment EBIT from Other Operations was a loss of $59 million, compared with a loss of $11 million for the same period in 2010. First quarter 2011 results include a $41 million loss associated with the repurchase of approximately $148 million of debt.
Other activities also include the company’s midstream operations. In late 2010, El Paso sold a 50-percent interest in its Altamont gathering and processing assets to a private equity investor as a part of the formation of a joint-venture, El Paso Midstream Investment Co. El Paso’s interest in this company is reported as an unconsolidated affiliate. The joint-venture expects to develop future midstream projects as well as expand the Altamont assets. For the quarter ended March 31, 2011, the midstream operations contributed $2 million to Segment EBIT, which included $3 million of equity earnings from El Paso Midstream Investment Co.
Detailed financial and operational information for the company will be posted at www.elpaso.com in the Investors section.
Webcast Information
El Paso Corporation has scheduled a live webcast to review its first quarter 2011 results on May 5, 2011, beginning at 10 a.m. Eastern Time, 9 a.m. Central Time, which may be accessed online through El Paso’s website at www.elpaso.com in the Investors section. During the webcast, management will refer to slides that will be posted on the website. The slides will be available one hour before the webcast and can be accessed in the Investors section. A limited number of telephone lines will also be available to participants by dialing (866) 865-6644 (conference ID # 60175156) 10 minutes prior to the start of the webcast.
A replay of the webcast will be available online through the company’s website in the Investors section. A telephone audio replay will be also available through May 13, 2011, by dialing (800) 642-1687 (conference ID # 60175156). If you have any questions regarding this procedure, please contact Margie Fox at (713) 420-2903.
Disclosure of Non-GAAP Financial Measures
The Securities and Exchange Commission’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The required presentations and reconciliations are attached, or included in the body of this release. Additional detail regarding non-GAAP financial measures can be reviewed in El Paso’s Financial and Operational Reporting Package, which will be posted at www.elpaso.com in the Investors section.
On January 1, 2011, El Paso began using the non-GAAP financial measure “segment earnings before interest expense and income taxes” or “Segment EBIT” to assess the operating results and effectiveness of the company and its business segments. The company believes that

Segment EBIT is useful to its investors because it allows them to use the same performance measure analyzed internally by our management to evaluate the performance of our businesses and investments without regard to the manner in which they are financed or the company’s capital structure. The company defines Segment EBIT as net income (loss) adjusted for interest and debt expense and income taxes. Segment EBIT does not reflect a reduction for any amounts attributable to noncontrolling interests. The 2010 amounts have been conformed to reflect the company’s current performance measure.
Adjusted EPS is defined as diluted earnings per share adjusted for certain items that the company considers to be significant to understanding our underlying performance for a given period. Adjusted EPS is useful in analyzing the company’s on-going earnings potential and understanding certain significant items impacting the comparability of El Paso Corporation’s results. For 2011, Adjusted EPS is earnings per share attributable to El Paso Corporation common stockholders adjusted for the impact of E&P financial derivatives, and excluding a loss on debt extinguishment and the impact of the estimated annual effective tax rate. For 2010, Adjusted EPS is earnings per share attributable to El Paso Corporation common stockholders adjusted for the impact of E&P financial derivatives, and excluding ceiling test charges, changes in legacy derivative contracts and other legacy items, the impact of health care legislation, and impact of the estimated annual effective tax rate.
Exploration and Production per-unit total cash operating costs is a non-GAAP measure calculated on a per Mcfe basis equal to total operating expenses less DD&A, transportation costs, costs of products and services, and ceiling test charges and other impairment divided by total consolidated equivalent production. It is a valuable measure used by oil and gas companies and analysts to evaluate operating performance and efficiency.
El Paso believes that the non-GAAP financial measures described above are also useful to investors because these measurements are used by many companies in the industry as a measurement of operating and financial performance and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the company and its business segments and to compare it with the performance of other companies within the industry. These non-GAAP financial measures may not be comparable to similarly titled measures used by other companies and should not be used as a substitute for net income, earnings per share or other measures of financial performance presented in accordance with GAAP.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. The company owns North America’s largest interstate natural gas pipeline system, one of North America’s largest independent oil and natural gas producers and an emerging midstream business. For more information, visit www.elpaso.com.
Cautionary Statement Regarding Forward-Looking Statements
This release includes certain forward-looking statements and projections. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, our ability to execute our strategy of selling assets to El Paso Pipeline Partners, L.P.; our ability to pay dividends declared; changes in unaudited and/or unreviewed financial information; volatility in, and access to, the capital markets; our ability to implement and achieve objectives in our 2011 plan and guidance, including achieving our earnings and cash flow targets; the effects of any changes in accounting rules and guidance; our ability to meet production volume targets in our Exploration and Production segment; the uncertainty of estimating proved reserves and unproved resources, the future level of service and capital costs, the availability and cost of financing to fund our future exploration and production operations; the success of our drilling programs with regard to proved undeveloped reserves and unproved resources; our ability to successfully identify new midstream opportunities; our ability to comply with the covenants in our various financing documents; our ability to obtain necessary governmental approvals for proposed pipeline and E&P projects and our ability to successfully construct and operate such projects; the risks associated with recontracting of transportation commitments by our pipelines; regulatory uncertainties associated with pipeline rate cases; actions by the credit rating agencies; the successful close of our financing transactions; credit and performance risk of our lenders, trading counterparties, customers, vendors and suppliers; changes in commodity prices and basis differentials for oil, natural gas, and power; general economic and weather conditions in geographic regions or markets served by the company and its affiliates, or where operations of the company and its affiliates are located, including the risk of a global recession and negative impact on natural gas demand; the uncertainties associated with governmental regulation; political and currency risks associated with international operations of the company and its affiliates; competition; and other factors described in the company’s (and its affiliates’) Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.
Contacts
Investor and Media Relations
Bruce Connery, Vice President
(713) 420-5855
Media Relations
Bill Baerg, Manager
(713) 420-2906

Appendix to El Paso Corporation May 5, 2011 Earnings Press Release
A summary of reported financial results for the quarters ended March 31, 2011 and 2010 is as follows:
Financial Results

	Quarters Ended
	March 31,
($ in millions, except per share amounts)	2011	2010

Net income attributable to EPC	$62	$388

Preferred stock dividends	—	9

Net income attributable to EPC common stockholders	$62	$379

Basic per common share amounts
Net income attributable to EPC common stockholders	$0.09	$0.54

Diluted per common share amounts
Net income attributable to EPC common stockholders	$0.08	$0.51

Items Impacting Quarterly Results
First quarter 2010 net income includes the following items:
First Quarter 2010

	Before	After	Diluted
($ millions, except per share amounts)	Tax	Tax	EPS

Net income attributable to EPC common stockholders		$379	$0.51
Adjustments[1]
Impact of E&P financial derivatives[2]	$(203)	$(130)	$(0.17)
Ceiling test charges	2	2	—
Change in legacy derivative contracts and other legacy items[3]	(14)	(9)	(0.01)
Impact of health care legislation	—	18	0.02
Impact of estimated annual effective tax rate[4]	—	(19)	(0.02)

Adjusted EPS[5]			$0.33

[1]	All individual adjustments assume a 36 percent statutory tax rate, except for the ceiling test charges and assume 768 million diluted shares

[2]	Includes $253 million of gains on financial derivatives, adjusted for $50 million of cash settlement proceeds. Cash proceeds on settlements do not reflect $52 million, or $0.04 per share, of option premiums paid in 2009 for financial derivatives settled during the first quarter 2010

[3]	Legacy items consist of changes in the value of power contracts and the resolution of an indemnification

[4]	Reflects the impact on quarterly earnings using the company’s current estimate of its overall annual effective tax rate

[5]	Reflects fully diluted shares of 768 million and includes a $12 million income impact from dilutive securities

Reconciliation of Segment EBIT to Net Income

	Quarters Ended
	March 31,
($ in millions, unaudited)	2011	2010

Segment EBIT	$395	$848
Interest and debt expense	(240)	(243)
Income tax expense	(19)	(186)

Net income	$136	$419
Net income attributable to noncontrolling interest	(74)	(31)

Net income attributable to EPC	$62	$388

Reconciliation of Cash Operating Costs

	Quarter Ended		Quarter Ended
	March 31, 2011		March 31, 2010
	Total	Per Unit	Total	Per Unit
(unaudited)	($ MM)	($/Mcfe)	($ MM)	($/Mcfe)

Total operating expenses	$280	$4.11	$259	$4.01
Depreciation, depletion, and amortization	(134)	(1.96)	(107)	(1.67)
Transportation costs	(20)	(0.30)	(18)	(0.28)
Cost of products	—	—	(10)	(0.15)
Ceiling test charges	—	—	(2)	(0.03)

Total cash operating costs and per unit cash costs[1]	$126	$1.85	$122	$1.88

Total equivalent volumes (MMcfe)[1]		68,187		64,557

[1]	Excludes volumes and costs associated with equity investment in Four Star